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                                                                    EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Loral Space & Communications Ltd. (a Bermuda company) on Form S-3 of our report dated March 5, 2002 (March 26, 2002 with respect to the seventh paragraph of Note 13) (which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities) with respect to the consolidated financial statements of Loral Space & Communications Ltd. appearing in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
April 5, 2002